Exhibit 10.2

EXECUTION VERSION

A FIFTH THIRD BANCORP BANK

FIFTH AMENDED AND RESTATED

REVOLVING CREDIT PROMISSORY NOTE

OFFICER NO. 4048	NOTE No.

$20,000,000.00

December 29, 2005

First Amendment and Restatement June 8, 2006

Second Amendment and Restatement February 28, 2007

Third Amendment and Restatement February 29, 2008

Fourth Amendment and Restatement March 31, 2009

Fifth Amendment and Restatement December 31, 2009

(Effective Date)

Promise to Pay. On or before April 1, 2011 (the “Maturity Date”), the undersigned, CECO FILTERS, INC., a Delaware corporation, NEW BUSCH CO., INC., a Delaware corporation, THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation, KBD/TECHNIC, INC., an Indiana corporation, CECOAIRE, INC., a Delaware corporation, CECO ABATEMENT SYSTEMS, INC., a Delaware corporation, H.M. WHITE, INC., a Delaware corporation, EFFOX INC., formerly known as CECO Acquisition Corp., a Delaware corporation, GMD ENVIRONMENTAL TECHNOLOGIES, INC., formerly known as GMD Acquisition Corp., a Delaware corporation, and FISHER-KLOSTERMAN INC., formerly known as FKI Acquisition Corp., a Delaware corporation (each, a “Borrower”, and, collectively, the “Borrowers”), for value received, hereby jointly and severally promise to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (together with its successors and assigns, “Lender”), at 38 Fountain Square Plaza, MD #10AT63, Cincinnati, Ohio 45263, or such other address as Lender may provide from time to time, the sum of TWENTY MILLION AND 00/100 Dollars ($20,000,000.00), plus interest as provided herein, or so much thereof as is loaned by Lender to Borrowers as Revolving Loans or for which credit is extended by Lender as a Letter of Credit pursuant to the Credit Agreement among Lender, Borrowers, and certain of Borrowers’ affiliates dated as of December 29, 2005, as amended by the First Amendment to Credit Agreement dated as of June 8, 2006, the Second Amendment to Credit Agreement dated as of February 28, 2007, the Third Amendment to Credit Agreement dated as of February 29, 2008, the Fourth Amendment to Credit Agreement dated as of August 1, 2008, the Fifth Amendment to Credit Agreement dated as of December 30, 2008, the Sixth Amendment to Credit Agreement dated to be effective as of March 31, 2009, the Seventh Amendment to Credit Agreement dated to be effective as of May 15, 2009, the Eighth Amendment to Credit Agreement dated to be effective as of November 26, 2009, and the Ninth Amendment to Credit Agreement dated to be effective as of even date herewith (as amended and as the same may be further amended, renewed, consolidated, restated or replaced from time to time, the “Credit Agreement”). The outstanding balance of this Fifth Amended and Restated Revolving Credit Promissory Note (this “Note”) shall appear on supplemental bank records and is not necessarily the face amount of this Note, which records shall evidence the balance due pursuant to this Note at any time. As used herein, “Local Time” means the time at the office of Lender specified in this Note.

This Note, and any request by Borrowers from time to time for an advance of a specified principal amount hereunder, shall be subject to the terms and conditions of the Credit Agreement. Capitalized terms used herein which are not otherwise defined in this Note shall have the meanings set forth in the Credit Agreement. This Note is entitled to the benefits and security of the Credit Agreement, including, without limitation, acceleration upon the terms provided therein, and of the other Loan Documents.

The entire unpaid principal balance of this Note, together with all accrued and unpaid interest and any other charges, advances and fees, if any, outstanding hereunder, shall be due and payable in full on the earlier of the Maturity Date or upon acceleration of the Indebtedness evidenced by this Note, notwithstanding any other inconsistent or contradictory provisions contained in this Note.

Upon the occurrence and during the continuance of any Event of Default, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest, and all other Obligations, shall, at Lender’s option, become immediately due and payable, except that if there occurs an Event of Default of the type described in Sections 6.1(d), 6.1(e), or 6.1(j) of the Credit Agreement, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest, and all other Obligations shall become automatically and immediately due and payable without notice, which Borrowers hereby waive.

Interest. Principal amounts outstanding under this Note shall bear interest commencing on the Effective Date at the rate or rates per annum set forth below, which rate or rates shall be designated by Borrowers as more fully set forth herein (the “Interest Rate”).

On and after the Effective Date, at any time and from time to time during the term of this Note, so long as no Event of Default has occurred and is continuing and so long as such outstanding principal amounts hereunder are not then subject to a LIBOR Tranche Election, Borrowers may exercise their right to adjust the Interest Rate on amounts of principal outstanding under this Note to one of the rates set forth below upon notice to Lender as set forth below; provided, however, that once the Interest Rate accruing against any amounts outstanding hereunder is adjusted to a Tranche LIBOR Rate for a particular LIBOR Tranche Interest Period, Borrowers may not elect to adjust such Interest Rate to a different Interest Rate until the expiration of such LIBOR Tranche Interest Period.

(a) Tranche LIBOR Rate. Upon telephonic notice to Lender by 10:00 a.m. Local Time given at least two Business Days prior to the beginning of a LIBOR Tranche Interest Period, Borrowers may, subject to the terms of this Note, elect to have advances under this Note bear interest at a rate per annum equal to the Tranche LIBOR Rate (as defined herein) plus the Applicable Tranche LIBOR Rate Margin (as defined herein) (a “LIBOR Tranche Election”). The “Tranche LIBOR Rate” is the rate of interest (rounded upwards, if necessary, to the next  1/8 of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London, England time, relating to quotations for the one month, two month, or three month London InterBank Offered Rates, as selected by Borrowers in their LIBOR Tranche Election, on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by Lender from such sources as Lender shall determine to be comparable to

Bloomberg LP (or any successor) as determined by Lender at approximately 10:00 a.m. Local Time on the date of request by Borrowers. Notwithstanding anything to the contrary contained in this Note, at any time during which a Rate Management Agreement with Lender is then in effect with respect to any Tranche LIBOR Rate Loan under this Note, the provision contained in the immediately preceding sentence that rounds up the Tranche LIBOR Rate to the next  1/8 of 1% (as set forth in the definition of “Tranche LIBOR Rate” set forth above) shall be disregarded and no longer of any force and effect with respect to such Tranche LIBOR Rate Loan that is subject to such Rate Management Agreement. Each determination by Lender of the Tranche LIBOR Rate shall be conclusive in the absence of manifest error. Interest accruing based on the Tranche LIBOR Rate shall be: (i) calculated based on a 360-day year and charged for the actual number of days elapsed and (ii) payable in arrears on the last day of the applicable LIBOR Tranche Interest Period. The Interest Rate applicable to a particular LIBOR Tranche Election shall remain at the rate elected for the remainder of the subject LIBOR Tranche Interest Period.

The “LIBOR Tranche Interest Period” for each advance bearing interest with respect to the Tranche LIBOR Rate (each such advance, a “Tranche LIBOR Rate Loan”) is a period of one month, two months, or three months, at Borrowers’ election, which period shall commence on a Business Day selected by Borrowers subject to the terms of this Note. If a LIBOR Tranche Interest Period would otherwise end on a day that is not a Business Day, such LIBOR Tranche Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such LIBOR Tranche Interest Period shall end on the immediately preceding Business Day.

On or before the date that is two Business Days before the making of any Tranche LIBOR Rate Loan, and on or before the date which is two Business Days prior to the expiration of any applicable LIBOR Tranche Interest Period, Borrowers shall notify Lender of each of the following: (a) the LIBOR Tranche Interest Period Borrowers have elected regarding any such Tranche LIBOR Rate Loan or any continuation of a LIBOR Tranche Election with respect to a Tranche LIBOR Rate Loan, (b) the amount of each such Tranche LIBOR Rate Loan or continuation, and (c) the commencement date of each LIBOR Tranche Interest Period. Borrowers may have Tranche LIBOR Rate Loans in minimum amounts of $1,000,000 (and integral multiples of $100,000) and such Tranche LIBOR Rate Loans may bear interest at the applicable Interest Rate for different LIBOR Tranche Interest Periods so long as (i) the last day of any LIBOR Tranche Interest Period does not exceed the Maturity Date hereof; (ii) no LIBOR Tranche Election with respect to any Tranche LIBOR Rate Loan commences prior to the expiration of the applicable LIBOR Tranche Interest Period in effect with respect to such Tranche LIBOR Rate Loan; and (iii) at no time may Borrowers have more than three outstanding Tranche LIBOR Rate Loans, in the aggregate, under all of their Notes. If, at any time during the term hereof, Borrowers fail to designate a LIBOR Tranche Interest Period or if Borrowers have not elected another LIBOR Tranche Interest Period in accordance with this Note at least two Business Days prior to the expiration of the LIBOR Tranche Interest Period then in effect, Lender may assume that Borrowers have elected to have the principal amount applicable to such expiring LIBOR Tranche Interest Period accrue interest based on the Daily LIBOR Rate.

(b) Daily LIBOR Rate. All amounts outstanding under this Note, as of any date, which are not then subject to a LIBOR Tranche Election, will automatically bear interest at a floating rate equal to the Daily LIBOR Rate plus the Applicable Daily LIBOR Rate Margin (as defined below). As used herein, “Daily LIBOR Rate” means the rate of interest (rounded upwards, if necessary, to the next  1/8 of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London, England time, relating to quotations for the one month London InterBank Offered Rate on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by Lender from such sources as Lender shall determine to be comparable to Bloomberg LP (or any successor) as determined by Lender at approximately 10:00 a.m. Local Time on the relevant date of determination. Notwithstanding anything to the contrary contained in this Note, at any time during which a Rate Management Agreement with Lender is then in effect with respect to any Daily LIBOR Rate Loan under this Note, the provision contained in the immediately preceding sentence that rounds up the Daily LIBOR Rate to the next  1/8 of 1% (as set forth in the definition of “Daily LIBOR Rate” set forth above) shall be disregarded and no longer of any force and effect with respect to such Daily LIBOR Rate Loan subject to such Rate Management Agreement. Each determination by Lender of the Daily LIBOR Rate shall be conclusive in the absence of manifest error. The Daily LIBOR Rate shall be reset each Business Day by Lender based on the Daily LIBOR Rate then in effect. Any adjustment in the Interest Rate resulting from a change in the Daily LIBOR Rate shall become effective as of the opening of business on the date of each change (or if not a Business Day, the beginning of the day). Lender shall not be required to notify Borrowers of any adjustment in the Daily LIBOR Rate; however, Borrowers may request a quote of the prevailing Daily LIBOR Rate on any Business Day. Interest accruing based on the Daily LIBOR Rate shall be: (i) calculated based on a 360-day year and charged for the actual number of days elapsed and (ii) payable in arrears on the first day of each calendar month.

(c) Pricing Grid. As used herein, the terms “Applicable Daily LIBOR Rate Margin” and “Applicable Tranche LIBOR Rate Margin” (hereafter sometimes collectively referred to as the “Applicable Margins”) mean, as of any date, the applicable per annum rate shown in the applicable column in the table below based on the then applicable Fixed Charge Coverage Ratio. “Fixed Charge Coverage Ratio” has the meaning given in the Credit Agreement.

Pricing Grid Level	Fixed Charge Coverage Ratio	Applicable Daily LIBOR Rate Margin	Applicable Tranche LIBOR Rate Margin
Level 1	≤ 1.50 to 1.0	4.00%	3.50%
Level 2	> 1.50 to 1.0 and ≤ 2.0 to 1.0	3.75%	3.25%
Level 3	> 2.0 to 1.0	3.50%	3.00%

For purposes of determining the Applicable Margins: the Fixed Charge Coverage Ratio will, on and after the First Pricing Grid Determination Date, be determined (i) as of the end of each Fiscal Year ending on and after the First Pricing Grid Determination Date (each such date being a “Determination Date”) and (ii) in the same manner used to determine the Fixed Charge Coverage Ratio set forth in Section 5.10 of the Credit Agreement. The “First Pricing Grid Determination Date” that occurs under this Note will be December 31, 2009. On Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of the Credit Agreement for the Fiscal Year then ended, the Interest Rate will be subject to adjustment in accordance with the table set forth above in this subparagraph (c) based on the then Fixed Charge Coverage Ratio for such Fiscal Year then ended so long as no Event of Default is existing as of the applicable effective date of adjustment. The foregoing adjustment, if applicable, will become effective for LIBOR Tranche Elections made with respect to the Revolving Loans, the unpaid principal balance of the Revolving Loans accruing interest based on the Daily LIBOR Rate and other outstanding Obligations related to the Revolving Loans and the Letter of Credit Obligations due with respect to Letters of Credit issued or renewed, on and after the first day of the first calendar month following delivery to Lender of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of the Credit Agreement for the Fiscal Year then ended until the next succeeding effective date of adjustment pursuant to this subparagraph (c). Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with Section 4.3 of the Credit Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of the Credit Agreement have not been delivered in accordance with Section 4.3 of the Credit Agreement, then, at Lender’s option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with Section 4.3 of the Credit Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with Section 4.3 of the Credit Agreement, it shall be assumed for purposes of determining the Applicable Margins, that the Fixed Charge Coverage Ratio was ≤ 1.50 to 1.0 and the pricing associated therewith (i.e., Pricing Grid Level 1) will be applicable on the then applicable Determination Date. As of the Effective Date of this Note, the Applicable Daily LIBOR Rate Margin is 3.50% per annum and the Applicable Tranche LIBOR Rate Margin is 3.00% (i.e., Pricing Grid Level 3).

(d) LIBOR Rate Costs. Borrowers hereby agree to reimburse and indemnify Lender from all costs or fees incurred by Lender subsequent to the date hereof relating to the offering of rates of interest based upon the Tranche LIBOR Rate and Daily LIBOR Rate. Without limiting the generality of the foregoing, if any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall:

(i) increase the cost to Lender, by an amount which Lender deems to be material, of making, converting into, continuing or maintaining Tranche LIBOR Rate Loans or Daily LIBOR Rate Loans, as applicable, or to reduce any amount receivable hereunder in respect thereof, or

(ii) have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such change by an amount deemed by Lender to be material, then, in any such case, after submission by Lender to Borrowers of a written request therefor, Borrowers shall pay Lender any additional amounts necessary to compensate Lender for such increased cost or reduction. Lender agrees that, upon the occurrence of any event giving rise to the operation of this paragraph, it will use reasonable efforts to designate another lending office (if possible) for any Tranche LIBOR Rate Loans or Daily LIBOR Rate Loans affected by such event with the object of avoiding the consequences of such event; provided that no such designation shall be required unless such designation can be made on terms that, in the reasonable judgment of Lender, cause Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage.

In addition, if any amount as to which a LIBOR Tranche Election is in effect is repaid on a day other than the last day of the applicable LIBOR Tranche Interest Period, or becomes payable on a day other than the last day of the applicable LIBOR Tranche Interest Period due to acceleration or otherwise, Borrowers, whether or not a debtor in a proceeding under Title 11, United States Code, shall pay, on demand by Lender, such amount (as determined by Lender) as is required to compensate Lender for any losses, costs or expenses (“LIBOR Breakage Fee”), which Lender may incur as a result of such payment or acceleration, including, without limitation, any loss, cost or expense (including loss of profit) incurred by reason of liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain such amount bearing interest with respect to the Tranche LIBOR Rate.

A certificate of Lender setting forth the amount or amounts necessary to compensate Lender as specified in this paragraph (d) and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Availability of Tranche LIBOR Rate and Daily LIBOR Rate. Notwithstanding anything herein contained to the contrary, if:

(i) any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for Lender to fund or maintain its funding in Eurodollars of any portion of the advances subject to the Tranche LIBOR Rate or the Daily LIBOR Rate, as applicable, or otherwise to give effect to Lender’s obligations as contemplated hereby, or

(ii) Lender, by telephonic notice, shall notify Borrowers that: (A) with respect to Tranche LIBOR Rate Loans, Eurodollar deposits with a maturity corresponding to the maturity of the LIBOR Tranche Interest Period, in an amount equal to the advances to be subject to the LIBOR Tranche Election are not readily available in the London Inter-Bank Offered Rate Market, (B) with respect to Daily LIBOR Rate Loans, one-month Eurodollar deposits in an amount equal to the unpaid principal balance of this Note not subject to a LIBOR Tranche Election are not readily available in the London Inter-Bank Offered Rate Market, (C) by reason of circumstances affecting the London Inter-Bank Offered Rate Market or other economic conditions, adequate and reasonable methods do not exist for ascertaining (1) the rate of interest applicable to such deposits for the proposed LIBOR Tranche Interest Period or, as applicable, (2) the Daily LIBOR Rate, or (D) the Tranche LIBOR Rate or, as applicable, the Daily LIBOR Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of making or maintaining the unpaid principal balance of this Note at an interest rate based on the Tranche LIBOR Rate or, as applicable, the Daily LIBOR Rate, or

(iii) an Event of Default exists:

(1) Lender may, by written notice to Borrowers, declare Lender’s obligations in respect of the Tranche LIBOR Rate and the Daily LIBOR Rate, as applicable, to be immediately terminated (an “Immediate LIBOR Rate Termination”), and (2) upon such Immediate LIBOR Rate Termination, (x) the Tranche LIBOR Rate and the Daily LIBOR Rate, as applicable, with respect to Lender shall cease to be in effect and (y) the unpaid principal balance of this Note shall bear interest from and after such notice at a floating rate equal to the rate of interest per annum established from time to time by Lender at its principal office as its “Prime Rate” (the “Prime Rate”) plus 1.0% (it being understood by Borrowers that such Prime Rate is established for reference purposes only and not as Lender’s best loan rate) or such other rate of interest as may be agreed to between Lender and Borrowers.

Any adjustment in the Interest Rate resulting from a change in Lender’s Prime Rate shall become effective as of the opening of business on the date of change (or if not a Business Day, the beginning of the day). Interest based on the Prime Rate shall be calculated based on a 360-day year and charged for the actual number of days elapsed, and shall be payable in arrears on the first day of each calendar month.

Maximum Rate. In no event shall the Interest Rate provided for hereunder, together with all fees and charges as provided for herein or in any other Loan Document which are treated as interest under applicable law (collectively with interest, the “Charges”), exceed the maximum rate legally chargeable by Lender under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, the Charges, absent such limitation, would have exceeded the Maximum Rate, then the Charges for that month shall be at the Maximum Rate, and, if in future months, such Charges would otherwise be less than the Maximum Rate, then such Charges shall remain at the Maximum Rate until such time as the amount of Charges paid hereunder and under the other Loan Documents equals the amount of Charges which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of Charges paid or accrued in respect of the Indebtedness evidenced by this Note and the other Obligations is less than the total amount of Charges which would, but for this paragraph, have been paid or accrued if the Charges otherwise set forth in this Note and in the other Loan Documents had at all times been in effect, then Borrowers shall, to the extent permitted by applicable law, pay to Lender an amount equal to the difference between: (a) the lesser of: (i) the amount of Charges which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of Charges which would have accrued had such Charges otherwise provided for in this Note and in the other Loan Documents at all times been in effect and (b) the amount of Charges actually paid or accrued in respect of the Indebtedness evidenced by this Note or any of the other Loan Documents. In the event that a court of competent jurisdiction determines that Lender has received any Charges in respect of the Indebtedness evidenced by this Note and the other Loan Documents in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations owed to Lender other than any Charges, in the inverse order of maturity, and if there are no Obligations to Lender outstanding, Lender shall refund to Borrowers (or to such Person to which Lender is directed by a court of competent jurisdiction) such excess.

Use of Proceeds. Borrowers certify that the proceeds of the Revolving Loans have been, and will be, used for the purposes set forth in the Credit Agreement.

Default Rate; Fees. To the extent any payment is not made within 15 days after the date when due under this Note and, at or before the end of such 15-day period, there was insufficient Revolving Loan Availability to charge the full amount of such payment to the loan account with Lender as an advance of the Revolving Loans, Borrowers shall pay to Lender a late payment fee equal to two percent (2%) of that portion of any payment not paid when due (whether by maturity, acceleration or otherwise). After the occurrence and during the continuation of an Event of Default, Borrowers agree that Lender may, without notice, increase the Interest Rate by an additional 2.0% per annum (the “Default Rate”); provided that this paragraph shall not be deemed to constitute a waiver of any Event of Default or an agreement by Lender to permit any late payments whatsoever.

Prepayment. Borrowers will make each mandatory prepayment of the principal of this Note required by the Credit Agreement. Subject to Section 6.4(b) of the Credit Agreement, Borrowers may prepay all of this Note at any time; provided that if any prepayment results in any LIBOR Breakage Fee or a Termination Fee (as defined in Section 6.4(b) of the Credit Agreement), Borrowers will pay such LIBOR Breakage Fee due in accordance with this Note and, as applicable, the Termination Fee.

Entire Agreement. Borrowers agree that there are no conditions or understandings which are not expressed in this Note or the other Loan Documents.

Severability. If any provision of this Note is held to be invalid by a court of competent jurisdiction in a final order, the invalid provision will, subject to the provisions of this Note with respect to the Maximum Rate, be deemed severed from this Note and shall not affect any part of the remainder of the provisions of this Note.

Joint Obligations. All of the obligations of Borrowers hereunder are joint, several and primary. No Borrower shall be or be deemed to be an accommodation party with respect to this Note.

Assignment. Borrowers agree not to assign any of any Borrower’s rights, remedies or obligations described in this Note without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion. Borrowers agree that Lender may assign some or all of its rights and remedies described in this Note without prior consent from Borrowers, provided that Lender will promptly notify Borrowers of a total assignment of this Note.

Prior Note. This Note is issued, not as a refinancing or refunding of or payment toward, but as a continuation of, the Obligations of Borrowers to Lender pursuant to that certain Fourth Amended and Restated Revolving Credit Promissory Note dated as of March 31, 2009 in the principal amount of $30,000,000 (as amended, and together with all prior amendments thereto or restatements thereof, the “Prior Note”), together with any and all additional Revolving Loans incurred under this Note; provided that the unpaid principal balance of such Indebtedness under the Prior Note, together with any and all such additional Revolving Loans incurred under this Note, shall not exceed the maximum principal amount of this Note (the “Principal Amount Cap”). Accordingly, this Note shall not be construed as a novation or extinguishment of the Obligations arising under the Prior Note, and its issuance shall not affect the priority of any Lien granted in connection with the Prior Note. Interest accrued under the Prior Note prior to the date of this Note remains accrued and unpaid under this Note and does not constitute any part of the principal amount of the Indebtedness evidenced hereby. The entire unpaid principal balance created or existing under, pursuant to, as a result of, or arising out of, the Prior Note shall, together with any and all additional Revolving Loans incurred under this Note, continue in existence under this Note up to the Principal Amount Cap, which Obligations Borrowers acknowledge, affirm, and confirm to Lender. The Indebtedness evidenced by this Note will continue to be secured by all of the collateral and other security granted to Lender under the Prior Note and the other Loan Documents.

Modification; Waiver of Lender. The modification or waiver of any of Borrowers’ obligations or Lender’s rights under this Note must be contained in a writing signed by Lender and Borrowers. Lender may perform a Borrower’s obligations, or delay or fail to exercise any of Lender’s rights or remedies, without causing a waiver of those obligations or rights. A waiver on one occasion shall not constitute a waiver on another occasion. Borrowers’ obligations under this Note shall not be affected if Lender amends, compromises, exchanges, fails to exercise, impairs or releases: (i) any of the obligations belonging to any co-borrower, indorser or guarantor, (ii) any of its rights against any co-borrower, guarantor or indorser, or (iii) any of the Loan Collateral.

Waivers of Borrowers. To the extent not prohibited by law or required by the Credit Agreement, demand, presentment, protest and notice of dishonor, notice of protest and notice of default are hereby waived by each Borrower, and any indorser or guarantor hereof. Borrowers and all co-makers and accommodation makers of this Note hereby waive all suretyship defenses, including, but not limited to, all defenses based upon impairment of collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code (the “UCC”). Such waiver is entered to the fullest extent permitted by Section 3-605 of the UCC.

Governing Law; Consent to Jurisdiction. This Note is delivered in, is intended to be performed in, will be construed and enforceable in accordance with and governed by the internal laws of, the State of Ohio, without regard to principles of conflicts of law. Each Borrower agrees that the state and federal courts in Hamilton County, Ohio shall, at Lender’s sole option, have exclusive jurisdiction over all matters arising out of this Note, WITHOUT LIMITATION ON THE ABILITY OF LENDER, ITS SUCCESSORS AND ASSIGNS, TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO THE REPAYMENT AND COLLECTION OF THE OBLIGATIONS AND THE EXERCISE OF ALL OF LENDER’S RIGHTS AGAINST EACH BORROWER WITH RESPECT THERETO AND ANY SECURITY OR PROPERTY OF EACH BORROWER, INCLUDING, WITHOUT LIMITATION, DISPOSITIONS OF THE LOAN COLLATERAL, and that service of process in any such proceeding shall be effective if mailed to Borrowers in accordance with the Credit Agreement.

JURY WAIVER. EACH BORROWER, ANY INDORSER OR GUARANTOR HEREOF, AND LENDER WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each Borrower has executed this Note by its duly authorized officer as of the date first above written.

CECO FILTERS, INC.

NEW BUSCH CO., INC.

THE KIRK & BLUM MANUFACTURING COMPANY

KBD/TECHNIC, INC.

CECOAIRE, INC.

CECO ABATEMENT SYSTEMS, INC.

EFFOX INC., formerly known as CECO Acquisition Corp.

FISHER-KLOSTERMAN, INC., formerly known as FKI Acquisition Corp.

H.M. WHITE, INC.

GMD ENVIRONMENTAL TECHNOLOGIES, INC., formerly known as GMD Acquisition Corp.

By:	/s/ Dennis W. Blazer
Dennis W. Blazer, Secretary and Treasurer